UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursunt to §240.14a-12

ARMOUR Residential REIT, Inc.

 (Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Explanatory Note

This Amendment No. 1 to the Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) filed by ARMOUR Residential REIT, Inc. (the “Company”) with the Securities and Exchange Commission on April 20, 2012, solely amends and supplements the section entitled “Securities Ownership of Certain Beneficial Owners and Management” on page 19 of the Proxy Statement. The information set forth in the Proxy Statement remains otherwise unchanged.

ARMOUR RESIDENTIAL REIT, INC.

3001 Ocean Drive

Suite 201

Vero Beach, Florida  32963

Telephone:  (772) 617-4340

April 20, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 annual meeting of stockholders of ARMOUR Residential REIT, Inc. We will hold the meeting on Wednesday, May 30, 2012, at 8:00 a.m. (EDT) at the Costa d' Este Hotel, 3244 Ocean Drive, Vero Beach, Florida  32963.  We hope that you will be able to attend.

Your vote is very important to us. Whether or not you plan to attend the annual meeting in person, your shares should be represented and voted. After reading the enclosed proxy statement, please vote your shares as soon as possible. Stockholders may vote in person at the annual meeting or by completing and returning a proxy card. Submitting a vote before the annual meeting will not preclude you from voting in person at the annual meeting should you decide to attend. In addition, this proxy statement, the notice of annual meeting, the proxy card and our 2012 annual report will be mailed or made accessible via the Internet on the Company's website at http://www.armourreit.com on or about April 20, 2012.

On behalf of our Board of Directors, I extend our appreciation for your continued support.

Sincerely,

Scott J. Ulm

Co-Chief Executive Officer and Co-Vice Chairman

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS ON MAY 30, 2012	1

ADMISSION TO THE 2012 ANNUAL MEETING	2

PROXY STATEMENT	2

PROPOSAL 1 - ELECTION OF DIRECTORS	5

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER CORPORATE GOVERNANCE INFORMATION	9

ARMOUR'S EXECUTIVE OFFICERS	13

EXECUTIVE OFFICER COMPENSATION	13

COMPENSATION COMMITTEE REPORT	18

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	20

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS	22

AUDIT COMMITTEE REPORT	24

PROPOSAL 3 - ADVISORY (NON-BINDING) VOTE APPROVING ARMOUR'S 2011 EXECUTIVE COMPENSATION	25

PROPOSAL 4 - ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES RELATING TO ARMOUR'S EXECUTIVE COMPENSATION	26

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	27

STOCKHOLDER PROPOSAL DEADLINE	27

OTHER MATTERS	27

i

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS ON MAY 30, 2012

The annual meeting of stockholders of ARMOUR Residential REIT, Inc. will be held on Wednesday, May 30, 2012, at 8:00 a.m. (EDT) at the Costa d' Este Hotel, 3244 Ocean Drive, Vero Beach, Florida  32963 for the purpose of considering and acting on the following proposals:

(1)   To elect nine (9) directors to ARMOUR's Board of Directors until our 2013 annual meeting of stockholders and until their successors are duly elected and qualified;

(2)   To ratify the appointment of Deloitte & Touche LLP ("Deloitte") as ARMOUR's independent registered certified public accountants for fiscal year 2012;

(3)   To approve, by a non-binding vote, ARMOUR's 2011 executive compensation;

(4)   To approve, by a non-binding vote, the frequency of future stockholder advisory votes relating to ARMOUR's executive compensation; and

(5)   To transact any other business as may properly come before the annual meeting or any adjournments or postponements of the meeting.

Only holders of ARMOUR's common stock of record at the close of business on April 19, 2012, the record date and time fixed by ARMOUR's Board of Directors, are entitled to notice of and to vote at the annual meeting. Additional information regarding the proposals to be acted on at the annual meeting can be found in the accompanying proxy statement.

By Order of the Board of Directors,

Scott J. Ulm

Co-Chief Executive Officer and Co-Vice Chairman

April 20, 2012

ADMISSION TO THE 2012 ANNUAL MEETING

An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to ARMOUR's 2012 annual meeting of stockholders.  Only stockholders who own common stock as of the close of business on April 19, 2012 and invited guests will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

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If your shares are registered in your name, an admission ticket will be held for you at the check-in area at the annual meeting.

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If your shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned common stock on April 19, 2012.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of ARMOUR Residential REIT, Inc. (“Board” or “Board of Directors”) for the annual meeting to be held on Wednesday, May 30, 2012, at 8:00 a.m. (EDT).  In this proxy statement, except where the context suggests otherwise, references to “we”, “us”, “ARMOUR” or the “Company” are to ARMOUR Residential REIT, Inc.

Questions and Answers About Voting Your Common Shares

Why did I receive this Proxy Statement?

You have received these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the annual meeting on May 30, 2012. This proxy statement includes information that is designed to assist you in voting your shares and information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”).

Who is entitled to vote?	Each holder of record of ARMOUR common stock on April 19, 2012, the record date for the annual meeting, is entitled to attend and vote at the annual meeting.

How many votes do I have?

Every holder of a share of common stock on the record date will be entitled to one vote per share for each director to be elected at the annual meeting and to one vote per share on each other matter presented at the annual meeting. On April 19, 2012, the record date for the annual meeting, there were 177,673,337 shares of common stock outstanding and entitled to vote at the annual meeting.

What proposals are being presented at the annual meeting?	ARMOUR intends to present proposals numbered one, two, three and four for stockholder consideration and voting at the annual meeting. These proposals are for:

1. Election of nine (9) members of ARMOUR's Board of Directors;

2. Ratification of the appointment of Deloitte & Touche LLP ("Deloitte") as ARMOUR's independent registered public accounting firm;

3.   Approval, by non-binding vote, of ARMOUR's 2011 executive compensation; and

4.   Approval, by non-binding vote, of the frequency of future stockholder advisory votes relating to ARMOUR's executive compensation.

Other than the matters set forth in this proxy statement and matters incident to the conduct of the annual meeting, we do not know of any business or proposals to be considered at the annual meeting.  If any other business is proposed and properly presented at the annual meeting, the proxies received from our stockholders give the proxy holders the authority to vote on such matter in their discretion.

How do I attend the annual Meeting?

All stockholders are invited to attend the annual meeting.  An admission ticket (or other proof of share ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the annual meeting. Only stockholders who own common stock as of the close of business on April 19, 2012 and invited guests will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. Registration will begin at 7:30 a.m. (EDT) and the annual meeting will begin at 8:00 a.m. (EDT).

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If your ARMOUR shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the check-in area at the annual meeting.

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If you received your proxy materials by mail and voted by completing your proxy card and checked the box indicating that you plan to attend the meeting, an admission ticket will be held for you at the check-in area at the annual meeting.

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If you received your proxy materials by mail and did not vote because you did not complete the proxy card, an admission ticket will be held for you at the check-in area at the annual meeting.

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If your ARMOUR shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the annual meeting if you bring a recent bank or brokerage statement showing that you owned our common stock on April 19, 2012. You should report to the check-in area for admission to the annual meeting.

What is a proxy?

A “proxy” allows someone else (the “proxy holder”) to vote your shares on your behalf. Our Board of Directors is asking you to allow either of the following persons to vote your shares at the annual meeting:  Jeffrey J. Zimmer and Scott J. Ulm.

How do I vote?	If your ARMOUR shares are registered in your name, you may vote your shares in person at the annual meeting or by proxy.
If you have received your proxy materials by mail, you may vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

Even if you plan to be present at the annual meeting, we encourage you to vote your common stock by proxy. Stockholders of record who attend the meeting may vote their common stock in person, even though they have sent in proxies.

If you hold your common stock in an account with a bank or broker (i.e. in “street name”), you may vote by following the instructions on the voting instruction card provided to you by your bank or broker.

May I change or revoke my vote?	Yes. You may change your vote in one of several ways at any time before your proxy is exercised:

• Submit another proxy card (or voting instruction card) with a date later than your previously delivered proxy card (or voting instruction card);

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Notify Jeffrey J. Zimmer or Scott J. Ulm in writing before the annual meeting that you are revoking your proxy or, if you hold your shares in “street name,” follow the instructions on the voting instruction card; or

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If you are a holder of record, or a beneficial owner with a proxy from the holder of record, vote in person at the annual meeting.

What is a quorum?

A quorum is necessary to hold a valid meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum for the conduct of business.

What vote is required in order to approve each proposal?

For Proposal 1: Election of Directors, the affirmative vote of the holders of common stock having a plurality of the votes cast by stockholders present in person or represented by proxy at the annual meeting is required. For Proposal 2: Ratification of the Appointment of Independent Registered Certified Public Accountants, the affirmative vote of the holders of common stock having a majority of the votes cast on such proposal at the annual meeting is required. For Proposal 3: Advisory Vote Approving Executive Compensation, the affirmative vote of the holders of common stock having a majority of the votes cast on such proposal at the annual meeting is required. For Proposal 4: Advisory Vote on Frequency of Executive Compensation Vote, the frequency of the advisory vote on executive compensation receiving the greatest number of votes (every one, two or three years) will be considered the frequency recommended by stockholders.

Pursuant to Maryland law (i) shares of common stock which are represented by “broker non-votes” (i.e., common stock held by brokers which are represented at the annual meeting but with respect to which the broker is not empowered to vote on a particular proposal) and (ii) shares which abstain from voting on any matter, are not included in the determination of the common stock voting on such matter, but are counted for quorum purposes.

PROPOSAL 1 - ELECTION OF DIRECTORS

Director Nominees

ARMOUR’s Board of Directors is currently comprised of nine (9) members. The nine (9) nominees are listed below. All nine nominees are presently directors of ARMOUR and have served since the completion of ARMOUR's merger with Enterprise Acquisition Corp. in November 2009.

If instructed, the persons named on the accompanying proxy card will vote for the election of the nominees named below to serve for the ensuing year and until their successors are elected and qualified. If any nominee for director shall become unavailable (which management has no reason to believe will be the case), it is intended that the shares represented by the enclosed proxy card will be voted for any such replacement or substitute nominee as may be nominated by our Board of Directors.

Director Nominees	Age	Director Since	Current Positions

Scott J. Ulm	54	2009	Co-Chief Executive Officer, Co-Vice Chairman, Chief Investment Officer and Head of Risk Management
Jeffrey J. Zimmer	54	2009	Co-Chief Executive Officer, Co-Vice Chairman, President and Chief Financial Officer
Daniel C. Staton	59	2009	Non-Executive Chairman
Marc H. Bell	44	2009	Director
Thomas K. Guba	61	2009	Independent Director
John P. Hollihan, III	61	2009	Independent Director
Stewart J. Paperin	64	2009	Independent Director
Jordan Zimmerman	55	2009	Independent Director
Robert C. Hain	58	2009	Independent Director

The following is a brief biographical statement for each director nominee:

Scott J. Ulm has been the Co-Chief Executive Officer, Co-Vice Chairman, Chief Investment Officer and Head of Risk Management of ARMOUR since November 2009.  Mr. Ulm has served as Co-Chief Executive Officer of ARMOUR Residential Management, LLC, or ARRM, since February 2009.  Mr. Ulm has 25 years of structured finance and debt capital markets experience, including mortgage-backed securities.  Mr. Ulm has advised numerous U.S., European, and Asian financial institutions and corporations on balance sheet and capital raising matters. From 2005 to 2009, Mr. Ulm was Chief Executive Officer of Litchfield Capital Holdings.  From 1986 to 2005, he held a variety of senior positions at Credit Suisse both in New York and London, including Global Head of Asset-Backed Securities, Head of United States and European Debt Capital Markets and the Global Co-Head of Collateralized Debt Obligations, both cash and synthetic.  While at Credit Suisse, Mr. Ulm was responsible for the underwriting and execution of more than $100 billion of mortgage and asset-backed securities.  At Credit Suisse, he was a member of the Fixed Income Operating Committee and the European Investment Banking Operating Committee.  Mr. Ulm holds a B.A. summa cum laude from Amherst College, an M.B.A. from Yale School of Management and a J.D. from Yale Law School.

As a result of Mr. Ulm’s 25 years of experience in structured finance and debt capital markets, including mortgage-backed securities, he is able to provide valuable business, leadership, and management advice to our board of directors in many critical areas.

Jeffrey J. Zimmer has been the Co-Chief Executive Officer, Co-Vice Chairman, President and Chief Financial Officer of ARMOUR since November 2009.  Mr. Zimmer has served as Co-Chief Executive Officer of ARRM since March 2008. Mr. Zimmer has significant experience in the mortgage-backed securities market over a 26 year period. From September 2003 through March 2008, he was the co-founder and Chief Executive Officer of Bimini Capital Management, Inc., or Bimini, a publicly traded REIT.  From 1990 to 2003, he was a managing Director at RBS/Greenwich Capital in the Mortgage-Backed and Asset-Backed Department where he held various positions that included working closely with some of the nation's largest mortgage banks, hedge funds and investment management firms on various mortgage-backed securities investments.  Mr. Zimmer was employed at Drexel Burnham Lambert in the institutional mortgage-backed sales area from 1984 until 1990.  He received his M.B.A. in finance from Babson College and a B.A. in economics and speech communication from Denison University.

As a result of Mr. Zimmer’s 26 years of experience in the mortgage-backed securities market, including serving as president and chief executive officer of a publicly-traded REIT, he is able to provide valuable business, leadership, and management advice to our Board of Directors in many critical areas.

Daniel C. Staton has been the Non-Executive Chairman of ARMOUR since November 2009 and was the President, CEO and Director of Enterprise from its inception until its merger with ARMOUR.  Mr. Staton has more than 11 years of experience sourcing private equity and venture capital investments.  Since 2003, he has been Managing Director of the private equity firm Staton Capital LLC, and has also served as the Chairman of the Board of FriendFinder Networks Inc. (NASDAQ: FFN), a leading internet-based social networking and multimedia entertainment company, since 2004. Between 1997 and 2007, Mr. Staton was President of The Walnut Group, a private investment firm, where he served as initial investor and Director of Build-A-Bear Workshop, the initial investor in Deal$:  Nothing Over a Dollar (until its sale to Supervalu Inc.), and Director of Skylight Financial.  Prior to The Walnut Group, Mr. Staton was General Manager and Partner of Duke Associates from 1981 until its IPO in 1993, and then served as Chief Operating Officer and Director of Duke Realty Investments, Inc. (NYSE: DRE) until 1997.  Mr. Staton also served as Chairman of the Board of Storage Realty Trust from 1997 to 1999, when he led its merger with Public Storage (NYSE: PSA), where he continues to serve as a Director.  Mr. Staton supplements his professional network by co-producing and investing in numerous Broadway musicals as well as with relationships with not-for-profit organizations.  Mr. Staton majored in Finance at the University of Missouri and holds a B.S. degree in Specialized Business from Ohio University and a B.S. degree in Business (Management) from California Coast University.

Mr. Staton has extensive experience serving on the boards of directors of private and public companies and sourcing private equity and venture capital investments and brings significant corporate governance expertise to our Board of Directors.

Marc H. Bell has been a director of ARMOUR since November 2009 and was the Chairman of the Board of Directors and Treasurer of Enterprise from its inception until its merger with ARMOUR.  Mr. Bell has served as Managing Director of Marc Bell Capital Partners LLC, an investment firm which invests in media and entertainment ventures, real estate, and distressed assets, since 2003, and has also served as the Chief Executive Officer of FriendFinder Networks Inc. (NASDAQ: FFN), a leading internet-based social networking and multimedia entertainment company, since 2004.  Mr. Bell also served as the President of FriendFinder Networks Inc. until March 29, 2012.  Previously, Mr. Bell was the founder and President of Globix Corporation, a full-service commercial Internet Service Provider with data centers and a private network with over 20,000 miles of fiber spanning the globe.  Mr. Bell served as Chairman of the Board of Globix Corporation from 1998 to 2002 and Chief Executive Officer from 1998 to 2001.  Mr. Bell was also a member of the Board of Directors of EDGAR Online, Inc. (NASDAQ: EDGR), an Internet-based provider of filings made by public companies with the SEC, from 1998 to 2000.  Mr. Bell has also been a co-producer of Broadway musicals, and serves as a member of the Board of Trustees of New York University and New York University School of Medicine.  Mr. Bell holds a B.S. degree in Accounting from Babson College and an M.S. degree in Real Estate Development from New York University.

Mr. Bell's past experience as managing director of an investment firm, as well as serving on our Board of Directors of several public companies, allows him to provide valuable business, leadership, and management advice to our Board of Directors in many critical areas.

Thomas K. Guba has been a director of ARMOUR since November 2009 and has been the senior executive or head trader of various Wall Street mortgage and government departments in his 35 years in the securities business.  From 2002 through 2008, Mr. Guba was President and Principal of the Winter Group, a fully integrated mortgage platform and money management firm.  He was Managing Director of Structured Product Sales at Credit Suisse First Boston from 2000 to 2002, Managing Director and Department Manager of Mortgages and U.S. Treasuries at Donaldson Lufkin Jenrette, which was subsequently purchased by Credit Suisse First Boston from 1994 to 2000, Executive Vice President and Head of Global Fixed Income at Smith Barney from 1993 to 1994, Managing Director of the Mortgage and U.S. Treasuries Department at Mabon Securities from 1990 to 1993, Senior Vice President and Mortgage Department Manager at Drexel Burnham Lambert from 1984 to 1990, Senior Vice President and Head Mortgage Trader at Paine Webber from 1977 to 1984, and a trader of mortgaged backed securities at Bache & Co. from 1975 to 1977.  Mr. Guba was also a Second Lieutenant, Military Police Corps, in the United States Army from 1972 to 1974.  Mr. Guba holds a B.A. in political science from Cornell University and a M.B.A. in finance from New York University.

Mr. Guba's past experience on Wall Street allows him to provide valuable insights and advice to our Board of Directors, particularly as it pertains to the capital markets.

John “Jack” P. Hollihan, III has been a director of ARMOUR since November 2009 and has over 26 years of investment banking and investment experience.  Mr. Hollihan has served as the lead independent director of City Financial Investment Company Limited (London) since 2005 and Executive Chairman of Litchfield Capital Holdings (Connecticut).  From 2000 to 2002, Mr. Hollihan was the Head of European Industry Investment Banking for Banc of America Securities (“BAS”), where he was a member of the BAS European Capital Committee and Board, and where he had responsibility for a loan book of $8 billion.  Prior to that, from 1986 to 2000, Mr. Hollihan was Head of Global Project and Asset Based Finance and Leasing at Morgan Stanley and was a member of the Morgan Stanley International Investment Banking Operating Committee.  In that capacity, he managed $45 billion in asset based and structured financings and leasing arrangements. He is a former trustee of American Financial Realty Trust (NYSE: AFR).  Mr. Hollihan holds B.S. (Wharton) and B.A. degrees from the University of Pennsylvania, and a J.D. from the University of Virginia School of Law.

Mr. Hollihan's 26 years of investment banking and investment experience provide valuable insights and advice to our Board of Directors, particularly as it pertains to the capital markets.

Stewart J. Paperin has been a director of ARMOUR since November 2009 and served as a member of Enterprise Board of Directors from its inception to its business combination with ARMOUR.  Mr. Paperin has served as Executive Vice President of the Soros Foundation, a worldwide private philanthropic foundation, since 1996, where he oversees financial, administrative and economic development activities.  From 1996 to July 2005, Mr. Paperin served as a Senior Advisor and portfolio manager for Soros Fund Management LLC, a financial services company, and since July 2005 has served as a consultant to Soros Fund Management LLC. From 1996 to 2007, Mr. Paperin served as a Director of Penn Octane Corporation (NASDAQ: POCC), a company engaged in the purchase, transportation and sale of liquefied petroleum gas.  Prior to joining the Soros organizations, Mr. Paperin served as President of Brooke Group International, an investment firm concentrated on the former Soviet Union, from 1990 to 1993, and as Senior Vice President and Chief Financial Officer of Western Union Corporation, a provider of money transfer and message services which was controlled by Brooke Group, from 1989 to 1991.  Prior to Western Union Corporation, Mr. Paperin served as Chief Financial Officer of Timeplex Corporation, a telecommunications equipment provider, from 1986 to 1989 and of Datapoint Corporation, a computer equipment manufacturer, from 1985 to 1986. Prior to Datapoint Corporation, Mr. Paperin served as a financial officer of Pepsico Corporation from 1980 to 1985 and as a management consultant at Cresap McCormick & Paget from 1975 to 1980.  Mr. Paperin also served as a member of the Board of Directors of Community Bankers Acquisition Corp., a blank check company formed to acquire an operating business in the banking industry (NYSE Amex: BTC).  Mr. Paperin holds a B.A. degree and an M.S. degree from the State University of New York at Binghamton. He is a member of the Council for Foreign Relations and was awarded an honorary Doctor of Humane Letters by the State University of New York.

Mr. Paperin's pertinent experience, qualifications, attributes and skills include financial literacy and expertise, and allows him to provide significant expertise in accounting and financial matters and in analyzing and evaluating financial statements.

Jordan Zimmerman has been a director of ARMOUR since November 2009 and has served as a member of Enterprise Board of Directors from its inception to its business combination with ARMOUR.  Mr. Zimmerman is Founder and Chairman of Zimmerman Advertising, the 15th largest advertising agency in the country, with published annual billings in excess of $2 billion. Since its founding in 1984, Mr. Zimmerman led his agency from its origin as a regional automotive advertising agency into a national retail firm, with more than 1,000 associates and 22 offices, serving clients in virtually every retail sector, including: fast food, sports, real estate, spirits, furniture, financial services, office supply retailers, travel and retail discounters.  Zimmerman Advertising clients include: HH Gregg, Longs Drugs, Crocs, Six Flags, Miami Dolphins, Papa John's, Fris Vodka, AutoNation, Nissan, Lennar Homes, ShopKo, Value City, Mattress Firm, Vitamin Shoppe, Wickes Furniture, S&K Men's Warehouse and Office Depot. In 1999, Mr. Zimmerman sold Zimmerman Advertising to Omnicom, a leading global marketing and corporate communications company and a premier holding company for such top advertising agencies as BBDO, DDB, TBWA Chiat and others.  Mr. Zimmerman was recognized as the University of South Florida Alumni Entrepreneur of the Year in 1991. In 2004, he was one of ten people honored with South Florida Business Journal's Diamond Award.  Most recently, South Florida CEO Magazine honored Mr. Zimmerman as their “One Hundred Most Powerful People in South Florida.”  Mr. Zimmerman has supported and led many local and national nonprofit organizations and charities, including: Make a Wish Foundation, Crohn's and Colitis Foundation and Songs for Love.  He is a member of the Board for Take Stock in Children, Pine Crest School of Boca Raton and the Cleveland Clinic Florida.  Mr. Zimmerman is also a co-owner of the Florida Panthers, an NHL hockey team. Mr. Zimmerman holds an M.B.A. degree from the University of South Florida.

Mr. Zimmerman has extensive experience serving on the boards of directors of private and public companies, which allows him to provide valuable business, leadership, and management advice to our Board of Directors in many critical areas.

Robert C. Hain has been a director of ARMOUR since November 2009, has been Chairman of City Financial Investment Company Limited since 2006 and a member of Shadbolt Partners LLP since 2005, both companies of which are engaged in asset management in the United Kingdom and Europe.  City Financial and its affiliates acquire, rejuvenate and grow mutual fund and similar investment management businesses, and provide strategic advice to a select group of owners of investment management firms.  Previously, Mr. Hain was Chief Executive Officer of Invesco Perpetual, a prominent British asset manager, from 2002 to 2004, and Chief Executive Officer of Invesco Trimark, a Canadian mutual fund company, from 1998 to 2002.  Mr. Hain was a member of the Executive Management Committee of Amvescap Plc (now Invesco Ltd), from 1998 to 2005.  Mr. Hain's career in financial services includes senior executive positions in marketing, private banking and retail financial services in North America and Europe, and has comprised major acquisitions, integrations, and product and service delivery innovations that altered the competitive landscape.  In addition, Mr. Hain has served on the boards and committees of financial services, business, arts, health and social services organizations at the national and local levels in Toronto, Zurich, Winnipeg, Halifax and London.  He holds degrees from the University of Toronto (Innis College) and the University of Oxford (Merton College).

Mr. Hain's extensive experience managing investments allows him to provide our Board of Directors with valuable knowledge regarding markets and investment opportunities.

The election of each director will require the affirmative vote of the holders of common stock having a plurality of the votes cast by stockholders present in person or represented by proxy at the annual meeting.

Recommendation of the Board of Directors

ARMOUR's Board of Directors unanimously recommends a vote “FOR” each of the nine nominees for director.

THE BOARD OF DIRECTORS, ITS COMMITTEES AND OTHER
CORPORATE GOVERNANCE INFORMATION

Independence of Directors

We adhere to the rules of the NYSE in determining whether a director is independent.  The NYSE requires that a majority of our Board of Directors must be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director.  Consistent with these considerations, our Board of Directors has affirmatively determined that Messrs. Guba, Hollihan, Paperin, Zimmerman and Hain are independent directors.

Role of the Board of Directors; Risk Management

Our Board of Directors plays an active role in overseeing management and representing the interests of stockholders.  Management, which is responsible for day-to-day risk management, conducts a risk assessment of our business annually.  The risk assessment process is global in nature and has been developed to identify and assess our risks, including the nature of the risk, as well as to identify steps to mitigate and manage each risk.  Oversight responsibility for each risk is allocated among the full Board of Directors and its committees, and specific Board of Directors and committee agendas are developed accordingly.

Board Meetings

During the year ended December 31, 2011, our Board of Directors held five meetings.  Each of our directors attended at least 75% of the meetings of the Board of Directors and of the Board's committees on which they served during 2011.

Board Committees

Our Board of Directors has established an audit committee, a compensation committee and a nominating and corporate governance committee and adopted charters for each of these committees.  Each of these committees have three directors and is composed exclusively of independent directors, as defined by the listing standards of the NYSE.  Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act") non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code ("Code"), qualify as outside directors for purposes of Section 162(m) of the Code.

Audit Committee Information

The members of our audit committee are Mr. Paperin, Mr. Hollihan and Mr. Hain, with Mr. Paperin serving as chairman.  The audit committee is responsible for:

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engaging independent certified public accountants;

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preparing audit committee reports;

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reviewing with the independent certified public accountants the plans and results of the audit engagement;

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approving professional services provided by the independent certified public accountants;

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reviewing the independence of the independent certified public accountants; and

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considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

A copy of the audit committee charter is available on ARMOUR's website at http://www.armourreit.com under "Investor Relations."

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under NYSE listing standards.  The definition of “financially literate” generally means being able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement.

In addition, a listed company must certify to the exchange that the committee will have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual's financial sophistication.  Our Board of Directors has determined that Mr. Paperin satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Compensation Committee

The compensation committee consists of Mr. Hollihan, Mr. Paperin and Mr. Guba.  Mr. Hollihan chairs our compensation committee. The principal functions of the compensation committee are to:

•

evaluate the performance of our officers;

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review any compensation payable to our directors and officers;

•

evaluate the performance of our manager, ARMOUR Residential Management LLC, ("ARRM");

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review the compensation and fees payable to ARRM under the management agreement;

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prepare compensation committee reports; and

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administer the issuance of any common stock or other equity awards issued to personnel of ARRM who provide services to us.

A copy of the compensation committee charter is available on ARMOUR's website at http://www.armourreit.com/ under "Investor Relations."

Compensation Committee Interlocks and Insider Participation

Each of the members of the compensation committee is an independent director.  No member of the compensation committee is a current or former officer or employee of ours or any of our subsidiaries or had any relationship requiring disclosure by us under Item 404 of Regulation S-K.  None of our executive officers serve as a member of the Board of Directors or compensation committee of any company that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee consists of Mr. Hain, Mr. Zimmerman and Mr. Guba.  Mr. Hain chairs our nominating and corporate governance committee.  The nominating and corporate governance committee is responsible for:

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seeking, considering and recommending to the Board qualified candidates for election as directors;

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approving and recommending to our full Board of Directors the appointment of each of our executive officers;

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periodically preparing and submitting to our Board of Directors for adoption the committee's selection criteria for director nominees;

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reviewing and making recommendations on matters involving the general operation of our Board of Directors and our corporate governance;

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annually recommending to the Board nominees for each committee of the Board; and

•

annually facilitating the assessment of the Boards' performance as a whole and of the individual directors and reporting thereon to our Board of Directors.

A copy of the nominating and corporate governance committee charter is available on ARMOUR's website at http://www.armourreit.com/ under "Investor Relations."

Director Compensation

Following completion of our business combination with Enterprise, each of our directors waived their right to receive fees or phantom stock for fiscal year ended 2009.  From January 1, 2010 through December 21, 2010, independent directors were paid $1,500 for each meeting attended.  Due to our equity capital raise completed on December 22, 2010, our equity capital exceeded $100 million and we began paying an annual director’s fee of $50,000 to each of our independent directors who were not our officers or employees, payable quarterly in four equal amounts, and at the director’s choice, either all in cash or half in cash and half in shares of stock.  On December 22, 2010, we also began paying an annual fee of $25,000 to the chair of our audit committee, payable, at the director’s choice, of all in cash or half in cash and half in shares of phantom stock.  For the year ended December 31, 2010, fees were prorated and each independent director was paid for nine days of compensation for the period of December 22, 2010 through December 31, 2010 under our new compensation system.  In 2011, we paid our independent directors each an annual fee of $50,000, with $25,000 additional being paid to our audit committee chair.  Beginning in 2012, we increased annual independent director's fees to $110,000; 60% or $66,000 of this fee is payable in cash and 40% or $44,000 is payable in stock.

No equity-based compensation was paid to our directors in 2010.  In 2011 we began paying equity-based compensation to our directors, in addition to their annual directors' fees.  In 2011, our compensation committee approved multiple grants totaling an aggregate of 3,750 shares of phantom stock to each of our non-employee directors, subject to certain performance criteria first being met by the Company. For each non-employee director, 188 shares vest on the last day of each fiscal quarter commencing on March 31, 2011 and ending on September 30, 2015. On December 31, 2015, 178 shares will vest, at which time all phantom stock pertaining to these grants will be vested. See the section titled, "Executive Officer Compensation – 2009 Stock Incentive Plan" for more information on our directors' equity compensation.

All members of our Board are reimbursed for their costs and expenses of serving on the Board, including costs and expenses of attending all meetings of our Board and our committees.

The following table summarizes the compensation that we paid to our non-employee directors.

2011 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Daniel C. Staton(1)	0	$5,900	$5,900
Marc H. Bell(1)	0	$5,900	$5,900
Thomas K. Guba(1)	$50,000	$5,900	$55,900
John P. Hollihan, III(1)	$50,000	$5,900	$55,900
Stewart J. Paperin(1)	$75,000	$5,900	$80,900
Jordan Zimmerman(1)	$50,000	$5,900	$55,900
Robert C. Hain(1)	$$50,000	$5,900	$55,900

(1)   Represents phantom stock awards granted pursuant to our 2009 Stock Incentive Plan. The dollar value is computed in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of shares of phantom stock and the assumptions used. These awards are based on a weighted average grant date fair value of $7.91 per share.  As of December 31, 2011, the aggregate number of phantom stock awards held by each of our non-employee directors was as follows:  Mr. Staton 3,750, Mr. Bell 3,750, Mr. Guba 3,750, Mr. Hollihan 3,750, Mr. Paperin 3,750, Mr. Zimmerman 3,750 and Mr. Hain3,750.

Code of Ethics

We have adopted a business code of ethics that applies to all our directors, officers and employees. We anticipate that any waivers of our code of business conduct and ethics will be posted on our website. The is available at our website at http://www.armourreit.com/  in the “Corporate Governance” area of the “Investor Relations.”

Requesting Corporate Governance Documents

Copies of the Code of Ethics and committee charters are available in print to any stockholder who requests them. Requests should be sent to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Corporate Secretary.

Communication with the Board of Directors, Independent Directors and the Audit Committee

Our Board of Directors may be contacted by any party via mail at the address listed below.

Board of Directors

ARMOUR Residential REIT, Inc.

3001 Ocean Drive, Suite 201

Vero Beach, Florida 32963

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full Board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments. The independent directors can be contacted by any party via mail at the address listed below.

Independent Directors

ARMOUR Residential REIT, Inc.

3001 Ocean Drive, Suite 201

Vero Beach, Florida 32963

The audit committee has adopted a process for anyone to send communications to the audit committee with concerns or complaints concerning our Company’s regulatory compliance, accounting, audit or internal controls issues. The audit committee can be contacted by any party as via mail at the address listed below:

Chairman

Audit Committee

ARMOUR Residential REIT, Inc.

3001 Ocean Drive, Suite 201

Vero Beach, Florida 32963

Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded or redirected, as appropriate, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, potentially illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside director upon request.

ARMOUR'S EXECUTIVE OFFICERS

The following is a list of individuals serving as named executive officers of ARMOUR (collectively, the “named executive officers” and individually, each a “named executive officer”) as of the date of this Proxy Statement. All named executive officers serve at the discretion of our Board of Directors.

Name	Age	Position

Scott J. Ulm	54	Co-Chief Executive Officer, Co-Vice Chairman, Chief Investment Officer and Head of Risk Management

Jeffrey J. Zimmer	54	Co-Chief Executive Officer, Co-Vice Chairman, President and Chief Financial Officer

Please refer to the biographical information for Mr. Ulm and Mr. Zimmer listed above in the section titled “Director Nominees.”

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes our compensation objectives and policies in relation to compensation received by our named executive officers, which consist of Scott J. Ulm, our Co-Chief Executive Officer, Co-Vice Chairman, Chief Investment Officer and Head of Risk Management and Jeffrey J. Zimmer, our Co-Chief Executive Officer, Co-Vice Chairman, Chief Financial Officer and President.

We, through our management agreement with ARMOUR Residential Management LLC (“ARRM”) and our equity compensation program, seek to attract, motivate and retain top quality senior executives who are committed to our core values of prudent risk-taking and integrity. The compensation committee acknowledges that the REIT industry is highly competitive and that experienced professionals have significant career mobility. We compete for executive talent with a large number of REIT companies and specialty finance companies, some of which are privately owned and some of which have significantly larger market capitalization than we do. We are a specialized company in a highly competitive industry and our ability to attract, retain and reward our named executive officers and other key employees is essential to maintaining our competitive position in the real estate finance industry.

We are managed by ARRM pursuant to a management agreement between us. We do not have any employees whom we compensate directly with salaries or other compensation. Our executive officers are officers of, and hold an ownership interest in, ARRM, and are compensated by ARRM for their services to us. See the section titled, "Certain Relationships and Related Party Transactions" below for a further description of the management agreement and the relationship between ARRM and our Company.  We do, however, compensate our executive officers through our equity compensation program.

The compensation committee’s objectives in developing and administering our equity compensation program are to:

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focus decision-making and behavior on goals that are consistent with our overall business strategy without threatening the long-term viability of our Company;

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attract, retain and motivate highly-skilled executive officers that will contribute to our successful performance;

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align the interests of our executive officers with the interests of our shareholders by motivating executives to increase long-term stockholder value;

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provide compensation opportunities that are competitive within industry standards thereby reflecting the value of the position in the marketplace;

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support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved; and

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maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing labor market dynamics.

The compensation committee is committed to the ongoing review and evaluation of our named executive officer compensation levels and program. It is the committee’s view that compensation decisions are best made after a deliberate review of company and individual performance, as well as industry compensation levels, within the risk parameters established by management and the Board. Consistent with this view, the compensation committee periodically assesses our performance within the context of the industry’s overall performance and internal performance standards and evaluates individual executive officer performance relative to the performance expectations for their respective position.

The compensation committee makes all equity compensation decisions related to the named executive officers. When making equity compensation decisions for our named executive officers, the compensation committee seeks input from members of the Board and Scott J. Ulm and Jeffrey J. Zimmer, our Co-Chief Executive Officers. The compensation committee engages in discussions and makes final determinations related to equity compensation paid to the named executive officers. All decisions regarding our named executive officers' compensation are made by the compensation and governance committee.

ARMOUR 2009 Stock Incentive Plan

In connection with the business combination with Enterprise, we adopted the 2009 Stock Incentive Plan (the "Plan") to attract, retain and reward directors, officers and other employees, and other persons who provide services to us ("Eligible Individuals"). The Plan allows us to grant a variety of stock-based and cash-based awards to Eligible Individuals.

The Plan is administered by the compensation committee. The compensation committee has the full authority to administer and interpret the Plan, to authorize the granting of awards, to determine the eligibility to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the limitations provided in the Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof. In connection with this authority, the compensation committee may, among other things, establish required periods of employment and/or performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The compensation committee administering the Plan consists of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are is subject to Section 162(m) of the Code, qualify as an outside director for purposes of Section 162(m) of the Code.

Available Shares

The Plan provides for grants of common stock, restricted shares of common stock, stock options, performance shares, performance units, phantom stock, stock appreciation rights and other equity-based and cash-based awards. On May 12, 2010, the Board allocated up to 250,000 shares to be available under the Plan.  On July 18, 2011, our stockholders approved an amendment to the Plan to increase the number of shares issuable thereunder from 250,000 shares to 2,000,000 shares and the Plan was amended accordingly.

The Plan allows for the Board to expand the types of awards available under the Plan. The maximum number of shares that may underlie awards in any one year to any eligible person will be determined by the Board. If an award granted under the Plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards.

The following table provides information as of December 31, 2011 with respect to shares of common stock that may be issued under our equity compensation plans:

Plan Category	Number of Securities to be Issued upon the Vesting of Phantom Stock	Weighted-Average Price of Restricted Stock	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders (1)	192,500	$7.91	1,807,500
Equity Compensation Plans Not Approved by Shareholders	0	—	0
Total	192,500	$7.91	1,807,500

(1)   Consists of our 2009 Stock Incentive Plan under which the Board of Directors generally grants common stock, restricted shares of common stock, stock options, performance units, phantom stock and stock appreciation rights to employees, officers and directors of ARMOUR and our manager, ARRM.

Awards under the Plan

Restricted Shares of Common Stock. A restricted share award is an award of shares of common stock that is subject to restrictions on transferability and such other restrictions, if any, the compensation committee may impose at the date of grant. Grants of restricted shares of common stock will be subject to vesting schedules as determined by the compensation committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the compensation committee may determine. Except to the extent restricted under the award agreement relating to the restricted shares of common stock, a participant granted restricted shares of common stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends or distributions on the restricted shares of common stock. Such dividends and distributions, however, may be held in escrow until all restrictions on the underlying shares have lapsed. Although dividends may be paid on restricted shares of common stock, whether or not vested, at the same rate and on the same date as on shares of our common stock, holders of restricted shares of common stock are generally prohibited from selling such shares until they vest.

Stock Options and Stock Appreciation Rights. A stock option is a right to purchase a specified number of shares of our common stock at an exercise price established at the date of grant. Stock options granted may be either non-qualified stock options or incentive stock options (which are intended to qualify as "incentive stock options" within Section 422 of the Code). A stock appreciation right ("SAR") entitles the recipient to receive, upon surrender of the SAR, an amount of cash or number of shares of our common stock having a fair market value equal to the positive difference, if any, between the fair market value of one share of common stock on the date of exercise and the exercise price of the SAR. The compensation committee will specify at the time an option or SAR is granted when and in what proportions an option or SAR becomes vested and exercisable in accordance with the Plan.

Performance-Based Awards. The compensation committee may grant performance awards, which may be cash or equity based, including performance units and performance shares. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable, or as a condition to accelerating the timing of such events. The compensation committee will set the performance goals used to determine the amount payable pursuant to a performance award.

Other Awards. The compensation committee may also award to certain eligible persons shares of our common stock, or phantom stock or other awards whose value is based, in whole or in part, on our common stock. Such awards may be in addition to any other awards made under the Plan, and subject to such other terms and restrictions as determined by the compensation committee in its discretion.

Summary Compensation Table

The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the equity compensation paid to the named executive officers for the year shown as consideration for services rendered to our Company. With respect to equity incentive awards, the dollar amounts indicated in the table under “Stock Awards” are the aggregate fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Stock Awards(1)	All Other Compensation(2)	Total

Scott J. Ulm Co-Chief Executive Officer, Chief Investment Officer, Head of Risk Management and Co-Vice Chairman	2011(1)	$105,211	$92,611	$198,195
	2010	0	0	0
	2009	0	0	0

Jeffrey J. Zimmer Co-Chief Executive Officer, Chief Financial Officer, President and Co-Vice Chairman	2011	$105,211	$92,611	$198,195
	2010	0	0	0
	2009	0	0	0

(1)   73,125 shares each were granted to Messrs. Ulm and Zimmer pursuant to our 2009 Stock Incentive Plan and began vesting on a quarterly basis on March 31, 2011 at the rate of 3,657 shares per quarter, provided the named executive officer remains an employee or director of our company on the vesting date. These awards are based on the fair value of  the vested shares on each vesting date.  For additional information, see the section titled, “Executive Officer Compensation—2009 Stock Incentive Plan”

(2)   All other compensation represents dividends and distributions on unvested shares of phantom stock.

2011 Grants of Plan Based Awards

The following table sets forth information with respect to plan-based phantom stock awards granted in 2011 to the named executive officers. The dollar amounts indicated under the “Grant Date Fair Value” is the full fair value of each grant, in accordance with the applicable accounting literature.

Name	Date of Grant	All Other Stock Awards: Number of Shares(1)	Weighted Average Grant Date Fair Value of Stock Awards(2)

Scott J. Ulm	March 31, 2011	73,125	$578,419

Jeffrey J. Zimmer	March 31, 2011	73,125	$578,419

(1)   These shares were granted pursuant to our 2009 Stock Incentive Plan and began vesting on a quarterly basis on March 31, 2011 at the rate of 3,657 shares per quarter, provided the named executive officer remains an employee or director of our company on the vesting date. These awards are based on a weighted average grant date fair value of $7.91 per share. For additional information, see the section titled, “Executive Officer Compensation—2009 Stock Incentive Plan.”

(2)   Based on a weighted average grant date fair value of $7.91 per share.

Outstanding Equity Awards at December 31, 2011

The following table sets forth information on the holdings of equity awards by our named executive officers as of December 31, 2011:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)

Scott J. Ulm	58,497	$412,404

Jeffrey J. Zimmer	58,497	$412,404

(1)   These shares were granted pursuant to our 2009 Stock Incentive Plan and began vesting on March 31, 2011 at the rate of 3,657 shares per quarter, provided the named executive officer remains an employee or director of our company on the vesting date.

(2)   Based on $7.05 per share, the closing price of our common stock on the NYSE on December 30, 2011.

Stock Vested in 2011

The following table sets forth information on the shares of phantom stock held by our named executive officers that vested during the year ended December 31, 2011. The shares of phantom stock described below were approved by our compensation committee to be granted to our executive officers on in 2011, pursuant to our 2009 Stock Incentive Plan.

	Stock Awards
Name	Number of Shares Acquired onVesting	Value Realized on Vesting(1)

Scott J. Ulm	14,628	$105,211

Jeffrey J. Zimmer	14,628	$105,211

(1)   Based upon the closing price of our common stock on the NYSE on the respective vesting dates.

Change in Control

Upon a change in control, as defined in the Plan, the compensation committee may make certain adjustments which it, in its discretion, determines are necessary or appropriate in light of the change in control, these include, accelerating the vesting of some or all of the awards under the Plan, terminating all awards under the Plan (allowing for either the exercise of vested awards or a cash payment in lieu of vested awards), converting the awards to the right to receive proceeds in the event of liquidation, or a combination of any of the foregoing. In the event that the compensation committee does not terminate or convert an award upon a change in control, then the award shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring, or succeeding corporation (or an affiliate thereof).

Our Board may amend, alter or discontinue the Plan but cannot take any action that would impair the rights of a participant without such participant's consent. To the extent necessary and desirable, the Board must obtain approval of our stockholders for any amendment that would:

•

other than through adjustment as provided in the Plan, increase the total number of shares of common stock reserved for issuance under the Plan;

•

change the class of persons eligible to participate in the Plan;

•

reprice any stock option awards under the Plan; or

•

otherwise require such approval.

The compensation committee may amend the terms of any award granted under the Plan, prospectively or retroactively, but generally may not impair the rights of any participant without his or her consent.

Potential Payments Upon Termination or Change in Control

Under our 2009 Stock Incentive Plan, upon a change in control (as defined in our 2009 Stock Incentive Plan) or a termination of the management agreement by us without cause (as determined in accordance with our management agreement), all outstanding phantom stock awards immediately vest. The following table sets forth estimates of the potential benefits to our named executive officers in connection with a change in control or termination of the management agreement without cause, assuming such event occurs on December 31, 2011. The actual payments due on terminations occurring on different dates could materially differ from the estimates in the table.

Name	Value of Vesting Phantom Stock(1)

Scott J. Ulm	$412,404

Jeffrey J. Zimmer	$412,404

(1)   Consists of all outstanding shares of phantom stock held by such named executive officer that had not vested as of December 31, 2011. Based on $7.05 per share, the closing price of our common stock on the NYSE on December 30, 2011.

COMPENSATION COMMITTEE REPORT

In accordance with the powers and duties of the compensation committee as set forth in its charter, the committee hereby reports the following:

1)

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth elsewhere in this Proxy Statement; and

2)

Based on the review and discussion referred to in the preceding paragraph, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the compensation committee of the Board of Directors:

John P. Hollihan III (Chairman)

Stewart Paperin

Thomas Guba

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 19, 2012 by:

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each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•

each of our officers and directors; and

•

all of our officers and directors as a group.

As of April 19, 2012, we had 177,673,337 shares of common stock issued and outstanding.  Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership(2)	Approximate Percentage of Outstanding Common Stock

Scott J. Ulm	173,214(3)	*
Jeffrey J. Zimmer	83,832(3)	*
Daniel C. Staton	5,478,296(4)	3.0%
Marc H. Bell	5,313,295(4)	2.9%
John P. Hollihan, III	12,984	*
Thomas K. Guba	177,884	*
Stewart J. Paperin	12,884	*
Jordan Zimmerman	1,718	*
Robert C. Hain	1,906	*
All directors and executive officers as a group (9 individuals)	11,256,013	6.1%

*less than 1%

(1)   Unless otherwise noted, the business address of each of the following is 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963.

(2)   Includes shares of common stock which the person has the right to acquire within 60 days of April 19, 2012.

(3)   Includes 50,000 warrants, each exercisable for one share of common stock.

(4)   Includes shares of common stock which may be issued upon exercise of warrants held by Staton Bell Blank Check LLC ("SBBC"). Mr. Staton and Mr. Bell are each 50% owners of SBBC. Mr. Staton and Mr. Bell may each be deemed the beneficial owner of 3,470,248 shares of common stock, representing 50% of the 6,940,497 shares issuable upon the exercise of the warrants held by SBBC. Also, includes shares owned by Blackbeard Capital Domestic REIT Fund, L.P. (“Blackbeard”). Messrs. Staton and Bell are the managing members of the limited liability company that serves as the general partner of Blackbeard. Prior to March 29, 2012, Messrs. Staton and Bell did not exercise any voting, investment or dispositive control over the shares held through Blackbeard. Accordingly, these shares were not deemed to be beneficially owned by Messrs. Staton and Bell, nor were Messrs. Staton and Bell deemed to have a pecuniary interest therein prior to March 29, 2012. On March 29, 2012, Messrs. Staton and Bell assumed active investment control of the shares held through Blackbeard and are now deemed to each beneficially own 50% of the shares and have a pecuniary interest therein. Mr. Staton and Mr. Bell may be deemed the beneficial owner of 1,756,793 shares and 1,756,792 shares of common stock, respectively, representing 50% of the 3,513,585 shares owned by Blackbeard.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Management Agreement

On November 5, 2009, in connection with the consummation of our business combination with Enterprise Acquisition Corp., we entered into a management agreement with ARRM, which requires ARRM to manage our business affairs in conformity with certain restrictions contained in the management agreement, including any material operating policies adopted by us.

Pursuant to the terms of the management agreement, ARRM is responsible for (i) advising us with respect to, arranging for, and managing the acquisition, financing, management and disposition of, our investments, (ii) evaluating the duration risk and prepayment risk of our investments and arranging borrowing and hedging strategies, and (iii) coordinating our capital raising activities.  In conducting these activities, ARRM advises us on the formulation of, and implementation of, our operating strategies and policies, arranges our acquisition of assets, monitors the performance of our assets, arranges for various types of financing and hedging strategies, and provides administrative and managerial services in connection with our day-to-day operations, as may be required from time to time for management of our assets.  In addition, ARRM provides us with executive personnel along with administrative personnel, office space, and other appropriate services required in rendering ARRM’s management services to us.

On November 6, 2009, we entered into an amended and restated management agreement with ARRM for the sole purpose of reducing the monthly management fee to 1/12th of 1% of gross equity raised (including initial gross merger equity as well as any future gross equity raised) until gross equity raised was $50 million, inclusive of gross merger equity. Thereafter, the monthly management fee would be 1/12th of (a) 1.5% of gross equity raised up to $1 billion and (b) 0.75% of gross equity raised in excess of $1 billion, with a monthly minimum based on 1/12th of $900,000 (inclusive of the original gross merger equity). We are also obligated to reimburse certain expenses incurred by ARRM and its affiliates. ARRM is further entitled to receive a termination fee from us under certain circumstances.

We rely on the facilities and resources of ARRM to conduct our operations.  Costs and expenses incurred by ARRM on behalf of us or our subsidiaries are reimbursed to ARRM in cash on a monthly basis.  Costs and expense reimbursement to ARRM are subject to adjustment at the end of each calendar year in connection with our annual audit.

Due to our equity capital raise completed on December 22, 2010, our gross equity capital (inclusive of gross merger equity) exceeded $50 million and we began paying ARRM a monthly management fee in an amount equal to the sum of (a) 1.5% of all the “gross equity raised”, which means an amount in dollars calculated as of the date of determination that is equal to (i) our initial equity capital following the consummation of the merger, plus (ii) equity capital raised in public or private issuances of our equity securities (calculated before underwriting fees and distribution expenses, if any), less (iii) capital returned to our stockholders, as adjusted to exclude (iv) one-time charges pursuant to changes in GAAP and certain non-cash charges after discussion between ARRM and the Board and approved by a majority of the Board, until gross equity raised reaches $1 billion and (b) 0.75% of the gross equity raised in excess of $1 billion, divided by twelve, calculated and payable monthly in arrears. The monthly management fee shall never be less than 1/12th of $900,000, unless ARRM determines it will accept less than that amount. Payment of the management fee will not be affected by impairment to assets acquired. We do not pay ARRM any incentive fees.

ARRM uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

We may not terminate the management agreement during its initial five-year term, except for cause.  After the initial term, if we terminate the management agreement without cause, we will be obligated to pay ARRM a termination fee equal to three (3) times the fees paid to ARRM in the preceding full twelve (12) months, calculated as of the effective date of the termination of the management agreement.  In such event, ARRM is obligated to pay a termination fee to SBBC (see discussion of SBBC in the following paragraph) under the sub-management agreement.  In addition, if on expiration of the initial five-year term, SBBC elects to terminate the sub-management agreement, we will be obligated to make a final payment to SBBC of 6.16 times the annualized rate of the last three (3) monthly payments of the SBBC Base Management Fee, as such term is defined in the management agreement.

As of December 31, 2011, ARRM had been paid an aggregate of approximately $6.8 million, $0.7 million and $0.1 million in management fees for services provided to us during 2011, 2010 and 2009 respectively.

Sub-Management Agreement

On November 6, 2009, ARRM entered into a sub-management agreement with Staton Bell Blank Check LLC ("SBBC"), an entity affiliated with Daniel C. Staton and Marc H. Bell.  Pursuant to the sub-management agreement, SBBC has agreed to provide certain services to ARRM. In exchange for such services, SBBC will receive a sub-management fee of 25% of the net management fee earned by ARRM under its management agreement with us.  The sub-management agreement will continue in effect until it is terminated in accordance with its terms.

If the sub-management is terminated upon expiration of the initial 5-year term of the management agreement at the election of SBBC, we will pay SBBC a final payment equal to 6.16 times the annualized rate of the last three (3) monthly payments to SBBC.  The sub-management agreement provides that if, during its term, ARRM or its affiliates manage certain other investment vehicles, including other REITs, ARRM will negotiate in good faith to provide SBBC the right to enter into a sub-management agreement on substantially the same terms as the sub-management agreement or an alternative arrangement reasonably acceptable to ARRM and SBBC.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties.  Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our disinterested independent directors or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.  We will not enter into any such transaction unless our audit committee determines that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Independence of Directors

Please refer to "Independence of Directors" under the previous section titled, "The Board of Directors, Its Committees and Other Corporate Governance Information."

PROPOSAL 2 - RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

EisnerAmper served as our independent registered public accounting firm until September 26, 2011. Effective September 30, 2011, our audit committee appointed Deloitte as the successor independent registered public accounting firm for the remainder of the 2011 fiscal year. In addition, the audit committee of our Board of Directors has appointed Deloitte as our independent registered certified public accountants for the 2012 fiscal year.  The audit committee is responsible for the appointment, oversight and termination of our independent registered certified public accountants.  We are seeking the ratification of our stockholders of this appointment, although our audit committee is not bound by any stockholder action on this matter.

If the appointment of Deloitte as our independent registered certified public accountants is not ratified by our stockholders, the audit committee will reconsider its appointment, but may nevertheless retain Deloitte.  Also, even if the appointment of Deloitte as our independent registered certified public accountants is ratified by our stockholders, the audit committee may direct the appointment of a different independent auditor at any time during the year if the audit committee determines, in its discretion, that such a change would be in our best interests.  Deloitte has advised us that no partner or employee of Deloitte has any direct financial interest or any material indirect interest in ARMOUR other than receiving payment for its services as our independent certified public accountants.  Representatives of Deloitte are expected to attend the annual meeting in person or telephonically, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Certified Public Accountants

EisnerAmper served as our independent registered certified public accountants for the interim period ended September 30, 2011 in fiscal year 2011 and in fiscal year 2010.  Deloitte served as our independent registered public accountants during the period from October 1, 2011 until December 31, 2011. The following tables set forth the aggregate fees billed to ARMOUR by EisnerAmper for the interim period ended September 30, 2011 in fiscal year 2011 and in fiscal year 2010, and the aggregate fees billed to ARMOUR by Deloitte during the period from October 1, 2011 until December 31, 2011, respectively:

Audit-Related Fees

The following is a summary of the fees billed to our Company by EisnerAmper, our previous independent auditors, for professional services rendered during the interim period ended September 30, 2011 and in 2010:

	Period Ended September 30, 2011	Year Ended December 31, 2010

Audit Fees	$97,000	$420,205

Audit-Related Fees	102,000	0

Tax Fees	0	0

All Other Fees	0	0

Total	$199,000	$420,205

The following is a summary of the fees billed to our Company by Deloitte, our current independent auditors, for professional services rendered during the period from October 1, 2011 until December 31 2011:

For the Period October 1, 2011 – December 31, 2011

Audit Fees	$400,000

Audit-Related Fees	30,000

Tax Fees	0

All Other Fees	0

Total	$430,000

Audit Fees.   “Audit Fees” consist of fees and related expenses billed for professional services rendered for the audit of the financial statements and services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements. For example, audit fees included fees for professional services rendered in connection with quarterly and annual reports, and the issuance of consents by our independent auditors to be named in our registration statements and to the use of their audit report in the registration statements.

Audit-Related Fees.  “Audit-Related Fees” and “All Other Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.”

Tax Fees.  “Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.  Neither EisnerAmper nor Deloitte provided any such products or services for us during the years ended December 31, 2011 and 2010.

Audit Committee Pre-Approvals of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The audit committee of our Board of Directors recommended and approved the decision to dismiss EisnerAmper. In connection with its audit of our financial statements for the interim period ended September 30, 2011 during fiscal year 2011, we had no disagreement with EisnerAmper on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Likewise, in connection with its audit of our financial statements for the period from October 1, 2011 until December 31, 2011, we had no disagreement with Deloitte on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures

The audit committee periodically approved the provision of various audit, audit-related, tax and other permissible non-audit services by EisnerAmper and Deloitte.  The audit committee plans to continue to review and pre-approve such services as appropriate. All of the services provided by EisnerAmper and Deloitte in 2011 were approved by our audit committee pursuant to these procedures.  Our audit committee will continue to review and pre-approve such services as appropriate.

Recommendation of the Board of Directors

ARMOUR's Board of Directors recommends a vote “FOR” the ratification of Deloitte as our independent registered certified public accountants for the 2012 fiscal year.

AUDIT COMMITTEE REPORT

Our audit committee oversees our financial reporting process on behalf of the Board, in accordance with the audit committee charter. Management is responsible for our financial statements and the financial reporting process, including the system of internal controls. Our previous independent registered public accounting firm, EisnerAmper, and our current independent registered public accounting firm, Deloitte, are responsible for expressing an opinion on the conformity of our audited financial statements with GAAP for the yearly periods ended December 31, 2010 and December 31, 2011, respectively.

In fulfilling its oversight responsibilities, our audit committee reviewed with management and EisnerAmper and Deloitte the audited financial statements included in our annual report on Form 10-K for the year ended December 31, 2011, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  Our audit committee also reviewed and discussed with management and EisnerAmper and Deloitte the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the annual report on Form 10-K for the year ended December 31, 2011.

In reliance on the reviews and discussions referred to above, prior to the filing of our annual report on Form 10-K for the year ended December 31, 2011, with the SEC, the audit committee recommended to the Board (and the Board approved) that the audited financial statements be included in such annual report for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and discussions with the independent registered public accountants. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the standards of the PCAOB, that the financial statements are presented in accordance with GAAP, or that EisnerAmper and Deloitte are in fact “independent.”

Submitted by the audit committee of the Board of Directors:

Stewart J. Paperin (Chairman)

John P. Hollihan, III

Robert C. Hain

 PROPOSAL 3 - ADVISORY (NON-BINDING) VOTE APPROVING ARMOUR'S 2011 EXECUTIVE COMPENSATION

The SEC has adopted final rules requiring public companies to provide stockholders with periodic advisory (non-binding votes) on executive compensation, also referred to as "say-on-pay" proposals. We are presenting the following proposal, which gives you as a stockholder the opportunity to endorse or not endorse our equity compensation program for the named executive officers listed under "ARMOUR's Executive Officers" in this Proxy Statement by voting for or against the following resolution.

"RESOLVED, that the stockholders approve, on an advisory basis, the 2011 compensation of ARMOUR's named executive officers, as disclosed in the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure."

While the vote is advisory and not binding on us, it will provide information to us and the compensation committee regarding stockholder sentiment about our executive compensation philosophy, policies and practices, which the compensation committee will be able to consider when determining equity compensation for our named executive officers for the remainder of 2012 and beyond.

As described in more detail under the heading, "Executive Officer Compensation" and "Certain Relationships and Related Party Transactions," we are externally managed by ARRM, pursuant to the management agreement between our manager and us. In 2011, we did not have any employees whom we compensated directly with salaries or other cash compensation. Our named executive officers' compensation was derived from the management fees we pay to our manager and grants of stock awards made by us to our named executive officers, approved by the compensation committee in 2011, pursuant to our 2009 Stock Incentive Plan.

Recommendation of the Board of Directors

ARMOUR's Board of Directors recommends a vote “FOR” the approval of ARMOUR's 2011 compensation of our named executive officers as disclosed in this Proxy Statement.

PROPOSAL 4 - ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF FUTURE STOCKHOLDER ADVISORY VOTES RELATING TO ARMOUR'S EXECUTIVE COMPENSATION

The SEC has also adopted final rules requiring public companies to hold an advisory (non-binding) vote on the frequency of holding say-on-pay votes. Accordingly, as required by the SEC's rules, we are including this proposal to give our stockholders the opportunity to inform us as to how often they wish the Company to include a say-on-pay proposal, similar to Proposal 3, in our proxy statements.

We are presenting the following proposal, which gives you, as a stockholder, the opportunity to inform us as to whether you wish us to hold an advisory (non-binding) vote on executive compensation once every (1) one year, (2) two years, or (3) three years, or you may abstain from voting on the proposal set forth in the following resolution.

"RESOLVED, that the stockholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's Proxy Statement for the 2012 Annual Meeting of Stockholders should be every year, every two years, or every three years."

The Board recommends that you vote for every three (3) years as the desired frequency for the Company to hold a non-binding, advisory vote of the stockholders on executive compensation. We believe this frequency is appropriate for the reasons set forth below:

•

Our equity compensation program for the named executive officers is designed to support long-term value creation, and a vote every three years will allow the stockholders to better judge the equity compensation program in relation to our long-term performance. We strive to ensure management's interests are aligned with stockholders' interests to support long-term value creation through our equity compensation program. To that end, we grant equity awards to vest over multi-year periods of service to encourage our named executive officers to focus on long-term performance, and recommend a vote every three years, which would allow the equity compensation to be evaluated over a similar time-frame and in relation to long-term performance.

•

A vote every three (3) years will provide the Board and the compensation committee with the time to thoroughly respond to stockholders' sentiments and implement any necessary changes. The Board and the compensation committee will carefully review changes to the executive compensation to maintain the effectiveness and credibility of the program, which is important in motivating and retaining our named executive officers. The Board therefore believes that a vote every three years is an appropriate frequency to provide the Board and the compensation committee sufficient time to thoughtfully consider stockholder's input and to implement any changes to the equity compensation program, in light of the timing that would be required to implement any decisions related to such changes.

•

We will be open to input from our stockholders regarding the executive compensation program during the period between stockholder votes. We are open to input from stockholders regarding board and governance matters, as well as the equity compensation program. We believe that the stockholders' ability to contact us and the Board at any time to express specific views on executive compensation, hold us accountable to stockholders and reduce the need for and value of more frequent advisory votes on executive compensation.

Recommendation of the Board of Directors

ARMOUR's Board of Directors recommends a vote “FOR” the option of once every three (3) years as the preferred frequency for advisory votes on executive compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, executive officers and persons who beneficially own 10% or more of our common stock file with the SEC initial reports of ownership and reports of changes in ownership of our stock and our other equity securities.  To our knowledge, based solely on a review of the copies of such reports furnished to us, during the year ended December 31, 2011, all such filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were complied with.

STOCKHOLDER PROPOSAL DEADLINE

Stockholders interested in submitting a proposal for inclusion in our proxy materials for the 2013 annual meeting of stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended.  Stockholder proposals intended to be presented at the 2013 annual meeting of stockholders must be received by ARMOUR for inclusion in ARMOUR's proxy statement and form of proxy relating to that meeting by December 20, 2012.

OTHER MATTERS

The Board of Directors knows of no other matters to come before the stockholders’ meeting.  However, if any other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their best judgment on such matters.

By order of the Board of Directors,

Scott J. Ulm

Co-Chief Executive Officer and Vice Chairman

April 20, 2012

A copy of ARMOUR's annual report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and the schedules thereto, but excluding exhibits thereto, which has been filed with the SEC will be made available without charge to interested stockholders upon written request to Scott J. Ulm, ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida  32963.

PROXY

ARMOUR RESIDENTIAL REIT, INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF ARMOUR RESIDENTIAL REIT, INC.

The undersigned stockholder of ARMOUR Residential REIT, Inc., a Maryland corporation (“ARMOUR”), having read the Notice of Annual Meeting of Stockholders and the proxy statement dated April 19, 2012, receipt of  which  are  hereby acknowledged, revoking all prior proxies, hereby appoints Scott J. Ulm and Jeffrey J. Zimmer, or either of them, with the full power and authority to act as proxy of the undersigned and with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the annual  meeting  of  stockholders  of ARMOUR to be held  at  the  Costa  d' Este Hotel, 3244 Ocean Drive, Vero Beach, Florida 32963  at 8:00 a.m. Eastern time, on May 30, 2012, and at any adjournment or postponement thereof, on the matters set forth in this proxy and described in the proxy statement, and in their discretion with respect to  such other  matters  as  may be  properly brought before the meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN OR, IF NO DIRECTION IS MADE, WILL BE VOTED "FOR" EACH OF PROPOSALS 1, 2 AND 3 AND "3 YEARS" FOR PROPOSAL 4 LISTED HEREIN.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

------------------------------------------------------------------------------------------------------------------------------------------------------------

PROXY

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2 AND 3 AND FOR "3 YEARS" FOR PROPOSAL 4.

Proposa1 1 — To elect nine (9) directors to ARMOUR’s Board of Directors as listed below to serve until ARMOUR’s 2013 annual meeting of stockholders and until his successor is duly elected and qualified.			FOR All Nominees □	WITHHELD As to All Nominees □	Proposal 2 — To ratify the appointment of Deloitte & Touche LLP ("Deloitte") as ARMOUR's independent registered certified public accountants for fiscal year 2012.
□ FOR □ AGAINST □ ABSTAIN

NOMINEES:	01 Scott J. Ulm	04 Marc H. Bell	05 Stewart J. Paperin		Proposal 3 — To approve, by a non-binding vote, ARMOUR's 2011 executive compensation
	02 Jeffrey J. Zimmer	05 Thomas K. Guba	08 Jordan Zimmerman
	03 Daniel C. Staton	06 John P. Hollihan, III	09 Robert C. Hain		□ FOR □ AGAINST □ ABSTAIN
To withhold your vote for any individual nominee, draw a line through that nominee’s name above.
Proposal 4 — To approve, by a non-binding vote, the frequency of future stockholder advisory votes relating to ARMOUR's executive compensation.
□ 1 YEAR □ 2 YEARS □ 3 YEARS □ ABSTAIN

IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature if held jointly	Date	, 2012.

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.